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                                                                     EXHIBIT 2.2


                      FIRST AMENDMENT TO PURCHASE AGREEMENT


         This First Amendment to Purchase Agreement, dated July 24, 1998 (this "Amendment"), is between and among Adistra, LLC, a Minnesota limited liability company ("Adistra"), Gage Marketing Group, LLC, a Minnesota limited liability company ("Gage"), the members of Adistra (the "Selling Members") and Argenbright, Inc., a Georgia corporation ("Buyer") as successor in interest to AHL Services, Inc., a Georgia corporation ("AHL"):

                                   BACKGROUND

         A. AHL, Adistra, Gage and the Selling Members have executed and delivered the Purchase Agreement, dated as of June 17, 1998 (the "Purchase Agreement").

         B. AHL assigned all of its right, title and interest in and to the Purchase Agreement to Buyer pursuant to that certain Instrument of Assignment and Delegation of even date herewith.

         C.       The Buyer and the Sellers desire to amend the Purchase
Agreement.

         D. Pursuant to Section 15.13 of the Purchase Agreement, each of the Selling Members appointed Mr. Edwin C. Gage as the Members' Representative, with full power and authority to act as such Selling Member's representative, attorney-in-fact and agent, to execute and deliver and to receive, on behalf of such Selling Member, all amendments to the Purchase Agreement, among other things.

                                   AGREEMENTS

         1. Definitions. Any capitalized term not otherwise defined in this Amendment shall have the same meaning as in the Purchase Agreement.

         2. Amendment of Section 3.2(b). Section 3.2(b) of the Purchase Agreement is hereby amended by (i) the deletion of subclause (ii) of clause (B) thereof and the substitution therefor of the following: "(ii) the average closing price per share of the Buyer Common Stock on the NASDAQ National Market for the trading days during the period commencing on the date hereof [June 17, 1998] and ending on July 15, 1998 and" and (ii) the addition of the following sentences to the end of such section:

                  Buyer shall not be required to issue any fractional shares of Buyer Common Stock in connection with the Closing. If any Selling Member would otherwise be entitled to receive a fractional share of Buyer Common













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                  Stock, such fractional share shall be settled by a cash
                  payment therefor, which cash settlement shall be based upon the average closing price per share of the Buyer Common Stock on the NASDAQ National Market for the trading days during the period commencing on the date hereof [June 17, 1998] and ending on July 15, 1998. Such cash payment shall be included with the Closing Cash Payment paid to such Selling Member.

         3. Establishment of Closing Date. Notwithstanding the provisions of Section 5.1 of the Purchase Agreement, the parties agree that the Closing shall be held on July 24, 1998.

         4. Amendment of Section 10.3. (A) Section 10.3 of the Purchase Agreement is hereby amended by the addition of the following to the end of
Section 10.3(a):

                  Company and Buyer have requested and Gage has agreed, to provide certain benefits under employee welfare benefit plans (as defined in Section 3(1) of ERISA) maintained by Gage to employees (and their eligible dependents) who are transferred to the Company and who participated in such plans prior to the Closing Date. Company agrees that it shall reimburse Gage for all costs and expenses to provide such benefits including, without limitation, benefit payments, stop loss and other insurance premiums, and administrative expenses incurred directly or indirectly by Gage for the provision of such post-Closing benefits, provided that such costs and expenses are related to coverages and claims incurred during the period commencing on the Closing Date and ending on the date that the participation in the Gage employee welfare benefit plans ends, which ending date shall be established by the mutual agreement of Gage and the Company, but which shall not be later than August 31, 1998. Gage agrees that any such benefits shall, solely for the purposes of satisfying the Company's obligation as set forth in this Section 10.3(a), be treated as benefits provided by the Company, provided reimbursement for the associated costs and expenses is paid promptly following notice by Gage to Company thereof.

         (B) Section 10.3 of the Purchase Agreement is hereby further amended by the deletion of the first two sentences of Section 10.3(b) and the substitution therefor of the following:


                  Gage shall transfer the account balances and assets representing such transferred account balances in the Gage Marketing Group Employees' Savings and Investment Plan (the "Gage Plan") of all participating Gage employees transferred to the Company as part of such employee transfer to a Code
                  Section 401(k) plan (the "401(k) Plan") of the Company or of the Buyer as directed by Buyer. Such plan transfer shall be made in the form of cash or other assets acceptable to the trustee of the 401(k) Plan, and shall satisfy the requirements of Section 411(d)(6) and 414(l) of the




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                  Code. The 401(k) Plan shall include a vesting schedule that is identical to the vesting schedule in the Gage Plan as of the Closing Date, and each transferred employee's service which is credited under the Gage Plan shall be credited as service under the 401(k) Plan for all purposes, including determining each transferred employee's vested interest in: (i) his account that represents employer contributions transferred from the Gage Plan, and (ii) employer contributions made on his behalf to the 401(k) Plan. The sponsor of the 401(k) Plan shall assume all responsibilities for the transferred accounts and assets as of the date of such transfer from the Gage Plan to the 401(k) Plan.

         5. Amendment of Section 10.7. Section 10.7 of the Purchase Agreement is hereby amended by the deletion therefrom of the phrase reading "which shall be listed on a schedule delivered by the Selling Members to the Buyer at Closing" and the substitution therefor of a phrase reading "which shall be listed on a schedule delivered by the Selling Members to the Buyer simultaneously with the delivery of the Final Closing Balance Sheet".

         6. Amendment of Section 12.6. Section 12.6 of the Purchase Agreement is hereby amended by the addition of the following sentence to the end of such section:

                  Furthermore, Gage shall have transferred any equity interests in Gage-Mexico owned by it to the Company.

         7. Effect on Purchase Agreement. Except as expressly modified by this Amendment, the Parties ratify and confirm the Purchase Agreement in all respects.



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         This Amendment has been executed and delivered by the Buyer and by the
Members' Representative, on behalf of the Selling Members, on July 24, 1998.

                                      ARGENBRIGHT, INC.



                                      By:     /s/ David L. Gamsey
                                         ---------------------------------------
                                               David L. Gamsey
                                               Chief Financial Officer


                                      REVOCABLE TRUST OF
                                           EDWIN C. GAGE
                                      REVOCABLE TRUST OF
                                           BARBARA C. GAGE
                                      CHRISTINE C. GAGE
                                      GEOFFREY C. GAGE
                                      SCOTT C. GAGE
                                      RICHARD C. GAGE


                                      By:     /s/ Edwin C. Gage
                                         ---------------------------------------
                                         Edwin C. Gage, as the Members'
                                         Representative,
                                         pursuant to Section 15.13
                                         of the Purchase Agreement



                                      GAGE MARKETING GROUP, LLC


                                      By:    /s/ Edwin C. Gage
                                          --------------------------------------
                                          Name: Edwin C. Gage
                                          Title:   Chief Executive Officer


                                      ADISTRA, LLC


                                      By:     /s/ Edwin C. Gage
                                          --------------------------------------
                                          Name:  Edwin C. Gage
                                          Title: Chief Executive Officer


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